Exhibit 10.31

SECOND AMENDMENT TO THE

PRUDENTIAL SUPPLEMENTAL RETIREMENT PLAN

(Effective as of December 1, 2003)

Establishing the timing for payments under the Prudential Supplemental Retirement Plan for participants commencing pension             benefits in 2007; Clarifying the timing for single sum payments for participants commencing pension benefits in 2006 who are             key employees

Purpose and Background:

A.	Pursuant to Section 9.01(b) of the Prudential Supplemental Retirement Plan (the “Plan”), the most senior Vice President for Corporate Human Resources of Prudential (as defined below), or the successor to his or her duties relating to Corporate Human Resources has the authority to amend the Plan on behalf of The Prudential Insurance Company of America (“Prudential”) with respect to certain changes necessary or advisable for purposes of compliance with applicable laws and regulations and other changes that have an insubstantial financial effect on Plan benefits and expenses.

B.	In compliance with Internal Revenue Code section 409A and related guidance thereto, Prudential desires to amend the Plan to:

(1)	include the provision that, for Participants electing to commence pension benefits associated with the Prudential Traditional Retirement Plan in 2007, other than those participants satisfactorily completing the appropriate benefit election forms prior to December 31, 2006, payment of annuity benefits under the Plan will begin on the later of: (i) January 1, 2008 or (ii) the first day of the month following the six-month anniversary of the Participant’s termination of employment and payment of single sum payments to Key Employees may not be made earlier than the first day of the month following the six-month anniversary of the Participant’s termination of employment;

(2)	clarify the provision that Participants who are considered Key Employees who elect to commence pension benefits associated with the Prudential Traditional Retirement Plan in 2006 as a single sum payment may not receive payment earlier than the first day of the month following the six-month anniversary of the Participant’s termination of employment; and

(3)	make other corresponding changes.

Resolution:

1.	Effective January 1, 2006, a new paragraph 1.11a is added after paragraph 1.11 of the Plan to read as follows:

1.11a “Key Employee” means a “specified employee” under Code section 409A(a)(2)(B)(i) [i.e., a key employee (as defined under Code section 416(i) without regard to paragraph (5) thereof) of a corporation any stock in which is publicly traded on an established securities market or otherwise] and applicable Treasury regulations and other guidance under Code section 409A.

2.	Effective January 1, 2007, Sections 5.05(a) and 5.05(b) of the Plan are amended by replacing the phrase “(as defined in Section 5.06)” with the phrase “(as defined in Section 5.06 or 5.07, as applicable)”.

3.	Effective January 1, 2006, Section 5.06 of the Plan is amended to read as follows:

“5.06	Plan Benefits During 2006.

(a)	Timing. Notwithstanding anything herein to the contrary, effective January 1, 2006, if a Participant [other than an Electing Participant (as defined below)] has accrued and is entitled to (under the terms of the Retirement Plan) any benefits described in Articles II or III of the Plan and elects to begin receiving pension benefits under the Prudential Traditional Retirement Plan during 2006, payment of such Participant’s Supplemental Benefits or Special Early Retirement Benefits under the Plan, as applicable, shall commence as follows:

(1)	with respect to a Participant who does not elect the single sum payment pursuant to Section 5.03, on the later of (the “First Payment Date”): (i) January 1, 2007 or (ii) the first day of the month following the six-month anniversary of the Participant’s Termination of Employment, and

(2)	with respect to a participant who elects the single sum payment pursuant to Section 5.03, the date such payment is expected to be made pursuant to Section 5.03, but no earlier than the first day of the month following the six-month anniversary of the Participant’s Termination of Employment if the Participant is a Key Employee.

The delayed payments under subsection (1) shall be aggregated and paid on the First Payment Date. For purposes of this Section 5.06(a), an “Electing Participant” means any Participant that properly files the benefit commencement election forms with the Committee on or prior to December 31, 2005.

4.	Effective January 1, 2007, Article V of the Plan is amended by adding the following new Section 5.07 to the end thereto:

“5.07   Plan Benefits During 2007.

(a)	Timing. Notwithstanding anything herein to the contrary, effective January 1, 2007, if a Participant (other than an Electing Participant (as defined below)) has accrued and is entitled to (under the terms of the Retirement Plan) any benefits described in Articles II or III of the Plan and elects to begin receiving pension benefits under the Prudential Traditional Retirement Plan during 2007, payment of such Participant’s Supplemental Benefits or Special Early Retirement Benefits under the Plan, as applicable, shall commence as follows:

(1)	with respect to a Participant who does not elect the single sum payment pursuant to Section 5.03, on the later of (the “First Payment Date”): (i) January 1, 2008 or (ii) the first day of the month following the six-month anniversary of the Participant’s Termination of Employment, and
(2)	with respect to a participant who elects the single sum payment pursuant to Section 5.03, the date such payment is expected to be made pursuant to Section 5.03, but no earlier than the first day of the month following the six-month anniversary of the Participant’s Termination of Employment if the Participant is a Key Employee.

The delayed payments under subsection (1) shall be aggregated and paid on the First Payment Date. For purposes of this             Section 5.07(a), an “Electing Participant” means any Participant that properly files the benefit commencement election             forms with the Committee on or prior to December 31, 2006.”

DATE: December 31, 2006	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

/s/ Sharon C. Taylor
Sharon C. Taylor
Senior Vice President of Corporate Human Resources

3